Exhibit 99.3

International Rectifier Appoints Richard J. Dahl Chairman

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 21, 2008—International Rectifier Corporation (NYSE:IRF) today announced that the Board of Directors has appointed Richard J. Dahl Chairman of the Board, effective on May 1, 2008.

Mr. Dahl, 56, was elected to the Company’s Board of Directors in February 2008.  Since 2004, Mr. Dahl has served as a Director of the NYSE-listed IHOP Corporation, where he presides as Chairman of the Audit Committee and was Chairman of the Special Committee of the Board formed to oversee IHOP’s successful bid to acquire Applebee’s International.  His executive experience includes serving as President and Chief Operating Officer of the Dole Food Company and of the NYSE-listed Bank of Hawaii Corporation.  Mr. Dahl, a former CPA with Ernst & Young, has extensive business experience in Asia, the Pacific Basin and Europe.

“I welcome Mr. Dahl to the Chairmanship of International Rectifier,” stated retiring Chairman and Director Eric Lidow, Founder of International Rectifier.  “The Company will benefit from his extensive business experience and knowledge of international trade issues.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier's control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321